Exhibit 99.1
PROLOGIS UPDATES ADDITIONAL DE-LEVERAGING INITIATIVES
Company Repurchases and Retires Debt at a Discount;
Provides Update on Additional Capital Markets Activity and Asset Dispositions
DENVER, April 7, 2009 – ProLogis (NYSE: PLD), a leading global provider of distribution facilities, announced today additional progress on its various de-leveraging initiatives.
Closes Eurobond Tender
PLD International Finance LLC, a wholly owned, indirect subsidiary of ProLogis, has accepted for purchase approximately EUR42.65 million (US$57.6 million) principal amount of its EUR350 million, 4.375 percent Notes due April 2011 for approximately EUR32.0 million (US$43.2 million including accrued interest).
The consideration to be paid for each EUR50,000 principal amount of Notes accepted for payment will be EUR37,500. In addition, each tendering holder of Notes accepted for payment will be paid accrued and unpaid interest on such Notes from the last interest payment date up to, but not including, the payment date for the tender offer.
Additional Capital Markets Activity
Additionally, the company announced it has repurchased a total of approximately $162.8 million original principal amount of its convertible notes, including $21.7 million of 2.25% convertible senior notes due 2037 for approximately $12.0 million, including accrued interest and $141.1 million of its 1.875% convertible senior notes due 2037 for $72.3 million, including accrued interest.
“Between our Eurobond tender launched last week and the repurchase of convertible debt at discounts to the principal amount, we have repurchased more than $220 million of senior notes and reduced our on-balance sheet debt by more than $94 million in recent weeks,” said Walter C. Rakowich, ProLogis’ chief executive officer.
William E. Sullivan, chief financial officer, said, “In addition, we are currently negotiating term sheets with various lenders for approximately $344 million in new secured borrowings in the United States and have fixed the interest rate on the full amount. We also are targeting new secured debt financings in Japan and are in active discussions with our bank group to restructure our global line of credit.”
Contribution and Disposition Activities
During the first quarter of 2009, ProLogis completed $131 million of contributions to ProLogis European Properties Fund (PEPFII) that closed in March. In addition, the company is currently marketing approximately $700 million of operating and development properties for sale, approximately 85% of which are currently under contract or non-binding letters of intent. The company also has other assets in its operating and development portfolios that are currently under contract for sale or scheduled for contribution to property funds in 2009, subject to certain conditions, for an expected aggregate sales price of approximately $950 million, including the recently completed contribution to PEPFII, as follows:
➢	¥12.5 billion ($138 million as of March 31, 2009) in proceeds from the sale of ProLogis Park Misato II to affiliates of GIC Real Estate scheduled to close in April;

➢	$606 million of additional contributions to PEPFII anticipated to close in 2009 as properties meet stabilization criteria. Approximately $538 million of the properties are greater than 93% leased, meeting the company’s primary criterion for contribution; and

➢	$75 million of contributions to Mexico Industrial Fund anticipated to close in 2009 as properties meet stabilization criteria (approximately $43 million of the properties are currently greater than 93% leased, meeting the company’s primary criterion for contribution).
In November 2008, ProLogis announced a series of immediate, definitive actions and outlined a strategic plan to reduce debt, de-risk its development pipeline and right-size the company. The plan includes re-financing and/or renegotiating debt maturities on ProLogis’ balance sheet and in its property funds, halting new development starts, shrinking the development pipeline, de-levering the balance sheet, and retaining capital through reductions in G&A and the common dividend.
About ProLogis
ProLogis is a leading global provider of distribution facilities, with more than 475 million square feet of industrial space (44 million square meters) in markets across North America, Europe and Asia. The company leases its industrial facilities to more than 4,500 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises with large-scale distribution needs. For additional information about the company, go to www.prologis.com.
The statements above that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which ProLogis operates, management’s beliefs and assumptions made by management, they involve uncertainties that could significantly impact ProLogis’ financial results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future – including statements relating to rent and occupancy growth, development activity and changes in sales or contribution volume of developed properties, general conditions in the geographic areas where we operate and the availability of capital in existing or new property funds – are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, international, regional and local economic climates, (ii) changes in financial markets, interest rates and foreign currency exchange rates, (iii) increased or unanticipated competition for our properties, (iv) risks associated with acquisitions, (v) maintenance of real estate investment trust (“REIT”) status, (vi) availability of financing and capital, (vii) changes in demand for developed properties, and (viii) those additional factors discussed in “Item 1A —Risk Factors” in ProLogis’ Annual Report on Form 10-K for the year ended December 31, 2008. ProLogis undertakes no duty to update any forward-looking statements appearing in this press release.

Investor Relations	Media	Financial Media
Melissa Marsden	Krista Shepard	Suzanne Dawson
303-567-5622	303-567-5907	Linden Alschuler & Kaplan, Inc
mmarsden@prologis.com	kshepard@prologis.com	212-329-1420
sdawson@lakpr.com